Exhibit 3.3

                          STATEMENT OF RESOLUTION

                       ESTABLISHING AND DESIGNATING

                         SERIES D PREFERRED STOCK

                                     of

                       CARRINGTON LABORATORIES, INC.




         To the Secretary of State
          of the State of Texas:

              Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, and pursuant to Article Four of its Articles of Incorporation, the undersigned, Carrington Laboratories, Inc., a corporation organized and existing under the Texas Business Corporation Act, as amended (the Company hereby submits the following statement for the purpose of establishing and designating 300,000 shares of its Preferred Stock, par value $100 per share, as "Series D Preferred Stock" (the "Series D Shares") and fixing and determining the relative rights thereof:

              1.   The name of the corporation is Carrington
                   Laboratories, Inc.

              2. Attached hereto as Annex I is a true and correct copy of the resolution establishing and designating the Series D Shares and fixing and determining the relative rights and preferences thereof.

              3. Such resolution was duly adopted by the Board of Directors of the Company on September 19, 1991.


              Dated; September 19, 1991.

                                          CARRINGTON LABORATORIES, NC

                                          By: /s/ Dennis F. Wilson
                                              ------------------------
                                              Dennis F. Wilson,
                                              Executive Vice President
                                              and Secretary

                                                                  Annex I


                   RESOLUTION OF THE BOARD OF DIRECTORS
                     OP CARRINGTON LABORATORIES, INC.


       RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with provisions of its Articles of Incorporation, (a) the Board of Directors does hereby create, authorize and provide for the issuance, upon the exercise of the Rights, of a series of Preferred Stock of the Company to be designated "Series D Preferred Stock" (hereinafter referred to as the "Series D Preferred Stock"), initially consisting of 300,000 shares, and (b) the Board of Directors does also hereby (to the extent that the designations, preferences. limitations and relative rights (collectively, the "Terms") of the Series D Preferred Stock are not stated and expressed in the Articles of Incorporation and to the extent that if such Terms are slated or expressed in the Articles of Incorporation but the Articles of Incorporation permit the Board of Directors to otherwise fix and state such Terms) fix and state such designations, preferences, limitations and relative rights thereof, as follows:

       Section 1. Designation and Amount. The shares of such series shall be designated as "Series D Preferred Stock", par value $100 per share (the "Series D Preferred Stock"), and the number of shares constituting the Series D Preferred Stock shall be 300,000. Notwithstanding the provisions of Section Q hereof, such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of shares then outstanding plus the number of Shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series D Preferred Stock.

       Section 2. Dividends. Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series D Preferred Stock with respect to dividends, the holders of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash. stock or otherwise.

       Section 3. Voting Rights. The holders of shares of Series D Preferred Stock shall have the following voting rights:

         (A) Subject to the provision for adjustment hereinafter set forth, each share of Series D Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B) Except as otherwise provided herein, in any other Statement of Resolution creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series D Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

         (C) Except as set forth herein, or as otherwise provided by law, holders of Series D Preferred Stock shall have no special voting rights, and their consent Shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

       Section 4. Preacquired Shares. Any shares of Series D Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Statement of Resolution creating a series of Preferred Stock or any similar stock or as otherwise required by law,

       Section 5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock unless, prior thereto, the holders of shares of Series D Preferred Stock shall have received $100 per share, provided that the holders of shares of Series D Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series 2) Preferred Stock, except distributions made ratably on the Series D Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which as the number of shares of Common Stock that were outstanding immediately prior to such event.

       Section 6. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series D Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series D Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

       Section 7, No Redemption. The shares of Series D Preferred Stock shall not be redeemable.

       Section 8. Rank. The Series D Preferred Stock shall rank junior to all other Series of the Company's Preferred Stock as to payment of dividends and the distribution of assets on liquidation or otherwise, unless the terms of any such series shall provide otherwise. The Series D Preferred Stock shall rank senior to the Company's Common Stock as to the distribution of assets on liquidation or otherwise.

       Section 9. Amendment. The Articles of Incorporation of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock. voting together as a single class.

       Section 10. Fractional Shares. Series D Preferred Stock may be issued in fractions of a share which shall entitle the holder thereof, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all of the rights of holders of shares of Series D Preferred Stock.